EXHIBIT 2.5

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of February 21, 2011 (the “Agreement”), by and among Gilead Sciences, Inc., a Delaware corporation (“Guarantor”), Gilead Biopharmaceutics Ireland Corporation, a company formed under the laws of Ireland (“Parent”), Hot Springs Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (as successor in interest to Gilead Sciences Limited) (“Merger Sub”), Calistoga Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as a Stockholders’ Agent hereunder (the “Stockholders’ Agent”) is entered into as of March 24, 2011 in accordance with Section 10.11 of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, in accordance with Section 2.2 of the Merger Agreement, the parties to the Merger Agreement have agreed to delay the Closing on the condition that the parties amend the Merger Agreement in the manner, and subject to the conditions, set forth in this Amendment;

WHEREAS, the board of directors of the Company has, by resolutions duly adopted: (i) approved this Amendment in accordance with the provisions of Delaware Law; (ii) directed that this Amendment be submitted to the stockholders of the Company for their adoption by written consent in accordance with Applicable Law and the Company Organizational Documents; and (iii) recommended that the stockholders of the Company adopt this Amendment; and

NOW, THEREFORE, in consideration of the covenants set forth herein, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1. Amendment Conditions; Termination.

(a) For purposes of this Amendment, the term “Amendment Conditions” shall mean (i) the adoption of this Amendment by the Requisite Stockholder Vote of the stockholders of the Company in accordance with Applicable Law and the Company Organizational Documents and (ii) that the shares of Company Capital Stock that constitute (or that are or may be eligible to become) Dissenting Shares with respect to this Amendment shall be less than 10% of the shares of Company Capital Stock outstanding as of the Closing Date.

(b) If, prior to the Closing, each of the Amendment Conditions are satisfied, the Merger Agreement shall be amended as set forth in Section 2 below, effective as of the date on which the last of the Amendment Conditions is satisfied. If one or more of the Amendment Condition are not satisfied prior to the Closing, this Amendment shall terminate (without the Merger Agreement having been amended as set forth in Section 2 below) and be of no further force or effect.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

2. Amendment of the Merger Agreement. If the Amendment Conditions are satisfied as set forth in Section 1(b):

(a) The following definition shall be added to Section 1.1 of the Agreement:

“Measurement Date” shall mean [*].

(b) The definition of “Up-Front Payment” in Section 1.1 of the Agreement shall be amended and restated in its entirety as follows:

“Up-Front Payment” shall mean an amount, in cash, equal [*] $375,000,000 [*]

(c) Section 6.12 of the Agreement shall be amended and restated in its entirety as follows:

“6.12 Merger Consideration Certificate

(a) No later than [*] the Company shall deliver to Parent a certificate (in a form and substance reasonably satisfactory to Parent) duly executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company (the “Estimated Merger Consideration Certificate”) setting forth the Company’s good faith estimates of the following information (collectively, the “Merger Consideration Certificate Data”), which shall be set forth on an accompanying spreadsheet: [*] The spreadsheet accompanying the Estimated Merger Consideration Certificate shall show with detailed specificity the basis for the calculation of each element of the Merger Consideration Certificate Data and shall break out all payments that are subject to withholding Taxes on a separate worksheet for payment by Parent or the Surviving Corporation rather than by the Paying Agent.

(b) On the Closing Date, the Company shall deliver to Parent (with a copy to the Stockholders’ Agent) a certificate (in a form and substance reasonably satisfactory to Parent) duly executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company (the “Merger Consideration Certificate”) certifying as to the Merger Consideration Certificate Data, which shall be set forth on an accompanying spreadsheet. The spreadsheet accompanying the Merger Consideration Certificate shall show with detailed specificity the basis for the calculation of each element of the Merger Consideration Certificate Data and shall break out all payments that are subject to withholding Taxes on a separate worksheet for payment by Parent or the Surviving Corporation rather than by the Paying Agent. The Company shall use commercially reasonable efforts deliver to Parent therewith applicable invoices for the unpaid Transaction Costs.”

3. Full Force and Effect. Except as expressly amended hereby, the Agreement shall be unmodified and shall remain in full force and effect.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

4. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

IN WITNESS WHEREOF, the Company, Guarantor, Parent, Merger Sub and the Stockholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

GILEAD SCIENCES, INC.

By:	/s/ John F. Milligan
Name: John F. Milligan, Ph.D.
Title: President and Chief Operating Officer

GILEAD BIOPHARMACEUTICS IRELAND CORPORATION

By:	/s/ Brett A. Pletcher
Name: Brett A. Pletcher
Title: Director

HOT SPRINGS ACQUISITION CORP.

By:	/s/ John F. Milligan
Name: John F. Milligan, Ph.D.
Title: Director

CALISTOGA PHARMACEUTICALS, INC.

By:	/s/ Carol Gallagher
Carol Gallagher, Pharm.D.
Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC as Stockholders’ Agent

By:	/s/ W. Paul Koenig
Name: W. Paul Koenig
Title: Managing Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]